On November 20, 2003, the SEC filed a civil action in the United States District Court for the Eastern
District of Pennsylvania (Civil Action 03-6341) against Mr. Pilgrim, Mr. Baxter and Pilgrim Baxter
(the "SEC Action") based in part on the
circumstances described in the footnotes to the financial statements. The SEC Action alleges violations of Sections 17(a) of the Securities Act of 1933, Section 10(b) of the Securities Exchange
Act of 1934 and Rule 10b-5 under that Act, Sections
206(1), 206(2) and 204A of the Investment Advisers
Act of 1940.  With respect to Pilgrim Baxter, the
SEC Action seeks injunctions, disgorgement of profits, civil monetary penalties and other equitable relief. With respect to Messrs. Pilgrim and Baxter, the SEC Action seeks injunctions, disgorgement, civil monetary penalties and other relief.
In addition, on November 20, 2003, the NYAG filed a civil action in the Supreme Court of the State of New York County of New York against Pilgrim Baxter,
Mr. Pilgrim, and Mr. Baxter (the "NYAG Action") based in part on the circumstances described in the footnotes to the financial statements. The NYAG
Action alleges violation of Article 23-A and Section
349 of the General Business Law of the State of New
York (the Martin Act) and Section 63(12) of the
State of New York's Executive Law.  With respect to
Pilgrim Baxter, the NYAG Action seeks injunctions, disgorgement of all fees earned throughout the period during which the alleged illegal activity occurred, disgorgement of all profits obtained from the alleged illegal activities, civil monetary penalties and other equitable relief. In addition, with respect to Messrs. Pilgrim and Baxter, the NYAG
Action seeks injunctions, disgorgement, civil monetary penalties and other relief.
On or about November 17, 2003, a civil lawsuit was filed in the U.S. District Court for the Eastern
District of Pennsylvania entitled Carey v. Pilgrim
Baxter & Associates, Ltd, et. al. that relates to the matters described above. The complaint in the lawsuit names, among others, Pilgrim Baxter, Messrs.
Pilgrim and Baxter, PBHG Funds and PBHG Fund
Distributors as defendants. The complaint charges the defendants with violations of various provisions of the Securities Act of 1933, the Securities
Exchange Act of 1934, the Investment Company Act of
1940, and common law breach of fiduciary duties.
The plaintiff in the lawsuit seeks to recover unspecified damages on behalf of the class members.
In addition, on November 24, 2003, another civil lawsuit was filed in the Eastern District of Pennsylvania entitled Binder v. PBHG Growth Fund, et. al. making similar allegations. Pilgrim Baxter expects that additional lawsuits similar to these lawsuits have been or will be filed against Pilgrim
Baxter, Messrs. Pilgrim and Baxter, affiliates of
Pilgrim Baxter, and the PBHG Fund Family. In that connection, we have learned from news reports that in addition to the Carey complaint, three other lawsuits have been filed. As of the date of this letter, we are not aware of any service of process made in connection with such suits.